EXHIBIT 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Enters Strategic $20 Million Loan Participation Agreement

with Capital Funding Group

MURFREESBORO, Tenn. – (June 1, 2010) National Health Investors, Inc. (NYSE:NHI) announced today it has agreed to provide funding of up to $20 million in a loan participation agreement with an affiliate of Capital Funding Group (CFG), a national leader in providing financing solutions for healthcare facilities.

CFG has provided more than $1.5 billion in HUD-insured mortgages nationwide. NHI’s loan participation agreement is targeted for CFG’s borrowers who desire bridge-to-HUD financing.  NHI, which will have the final approval on each commitment, has already funded $1 million of a total loan from CFG of $6.1 million to a third-party borrower for the purchase of a 125-bed skilled nursing facility built in 2006 in Navasota, Texas.  This bridge loan is for a period of one year.

Jack Dwyer, Chairman of CFG, stated “We are extremely excited about our relationship with NHI.  The chance to partner with an industry leader like NHI will be mutually beneficial to both organizations for years to come.”

Justin Hutchens, NHI President and Chief Operating Officer, noted, “This strategic partnership with CFG expands our loan sourcing capabilities with one of the most recognized and respected institutions in the industry.  Their disciplined underwriting complements our conservative philosophy, and the breadth of coverage nationwide should provide a meaningful growth vehicle for our opportunistic mortgage loan program at attractive, risk-adjusted returns.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI’s web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHI’s judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year.  Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com ..